REPORT OF SHAREHOLDER MEETING UNAUDITED

On September 26, 2005, a shareholder meeting of the Tremont Market Neutral Fund, LLC was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

NOMINEE/PROPOSAL                FOR             WITHHELD        TOTAL

TRUSTEES
Matthew P. Fink              39,102,218.64   102,603.03     39,204,821.67
Robert G. Galli              39,053,293.05   151,528.62     39,204,821.67
Phillip A. Griffiths         39,102,218.64   102,603.03     39,204,821.67
Mary F. Miller               39,102,218.64   102,603.03     39,204,821.67
Joel W. Motley               39,102,218.64   102,603.03     39,204,821.67
John V. Murphy               39,102,218.64   102,603.03     39,204,821.67
Kenneth A. Randall           39,053,293.05   151,528.62     39,204,821.67
Russell S. Reynolds, Jr.     39,053,293.05   151,528.62     39,204,821.67
Joseph M. Wikler             39,102,218.64   102,603.03     39,204,821.67
Peter I.Wold                 39,102,218.64   102,603.03     39,204,821.67
Clayton K. Yeutter           39,053,293.05   151,528.62     39,204,821.67

FOR              AGAINST         ABSTAIN      BROKER         TOTAL
                                             NON VOTE
Proposal to change the policy on

2A: Borrowing
38,193,152.44   495,192.83      516,476.40      0.00      39,204,821.67

2D: Lending
38,210,665.42   428,638.76      565,517.49      0.00      39,204,821.67

2E: Real Estate and Commodities
38,144,111.35   495,192.83      565,517.49      0.00      39,204,821.67

2F: Senior Securities
38,110,803.74   528,500.44      565,517.49      0.00      39,204,821.67